MEDIA CONTACT:

Peggy A. Palter

(847) 286-8361

FOR IMMEDIATE RELEASE:

December 12, 2001

SEARS ANNOUNCES $1.5 BILLION SHARE REPURCHASE PROGRAM

HOFFMAN ESTATES, Ill. -- The board of directors of Sears, Roebuck and Co. (NYSE: S) today approved a common share repurchase program to acquire up to $1.5 billion of the company's common shares.

"Share repurchase continues to be a compelling use of excess cash flow for the company and an effective tool to create additional value for our shareholders," said Chairman and Chief Executive Officer Alan J. Lacy. Lacy added that the pacing of this new program will depend on operating free cash flow and the stock market environment.

The company has approximately $200 million available for future repurchases under the $1.0 billion repurchase program authorized in August 2000. Sears had 322.1 million shares outstanding as of September 29, 2001.

The shares will be purchased in the open market or privately negotiated transactions. Timing will depend on prevailing market conditions, alternative uses of capital and other factors. The authorization expires in December 2004.

Sears, Roebuck and Co. is a leading retailer of apparel, home and automotive products and services, with annual revenue of more than $40 billion. The company serves families in the U.S. through Sears stores nationwide, including approximately 860 full-line stores. Sears also offers a wide variety of merchandise and services through its Web site, www.sears.com.

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This press release contains forward-looking statements that involve risks and uncertainties that may cause actual results to differ materially, such as prevailing market conditions, alternative uses of capital, operating and cash flow results and other factors. The company intends its forward-looking statements to speak only as of the time of such statements, and does not undertake to update or revise them as more information becomes available.

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